Silver Star Properties Updates Shareholders
On Issuance of Additional Shares under Rights Plan

HOUSTON — Feb. 9, 2024 — Silver Star Properties REIT, Inc. a Houston based real estate investment trust (the “Company”) through its rights agent has sent a letter to shareholders notifying them that additional shares issued on January 16, 2024, resulting from the Company’s Rights Agreement and Flip-In Event will be credited to shareholders. The shares are currently anticipated to be credited to shareholder accounts maintained by the transfer agent on or about February 9, 2024.

As previously announced, on January 13, 2024, the Board of the Company determined that certain shareholders had become Acquiring Persons pursuant to the Rights Agreement, causing a Flip-In Event. The Board set December 13, 2023, as the Distribution Date in accordance with the Rights Agreement.

The Board has directed the Company to act pursuant to Section 24 of the Rights Agreement and exchange each Right which has not become void for one share of Common Stock.

Accordingly, shareholders other than the Acquiring Persons will receive one share of Common Stock for each share of Common Stock that they owned as of the Distribution Date at no additional cost and with no action on their part, doubling their number of shares owned in the Company.

Tax and Other General Information

The exchange of Common Stock for Rights may constitute a taxable event to shareholders. Each shareholder should seek his or her own advice as to tax and related matters concerning the distribution and exchange and his or her ownership of stock in the Company. The Company may provide further guidance on the tax effect of the exchange of Common Stock for Rights described in this letter in future communications to shareholders or in future public periodic filings with the Securities Exchange Commission.

The rights, terms and conditions set forth in the Rights Agreement described herein are not complete and are qualified in their entirety by the Rights Agreement. A copy of the Rights Agreement can be obtained at https://www.sec.gov/Archives/edgar/data/1446687/000144668723000046/rightsagreementbetweensilv.htm. A PDF copy of the Rights Agreement can be requested by contacting Investor Relations at invesetorrelations@silverstarreit.com. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning given to such terms pursuant to the Rights Agreement. If you have any questions, please contact Investor Relations at 877-734-8876 or by email at investorrelations@silverstarreit.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar expressions, and variations or negatives of these words. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the Securities and Exchange Commission (“the SEC”), particularly those described in our most recent Annual Report on Form 10-K, which was filed with the SEC on May 26, 2023 and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this Press Release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.
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